============================================================








                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------



                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                AMF BOWLING, INC.

                                (Name of Issuer)




                          COMMON STOCK, $.01 PAR VALUE

                         (Title of Class of Securities)




                                   00003113V1

                                 (CUSIP Number)







          ============================================================


                               Page 1 of 10 Pages

CUSIP No. 00003113V1                  13G                   Page 2 of 10 Pages

-------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kelso Investment Associates V, L.P.
       13-372-8774

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 00003113V1                  13G                   Page 3 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kelso Equity Partners V, L.P.
       13-3787708

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN

CUSIP No. 00003113V1                  13G                   Page 4 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Joseph S. Schuchert
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                   Page 5 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Michael B. Goldberg
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                   Page 6 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank T. Nickell
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                  Page 7 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       George E. Matelich
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                  Page 8 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas R. Wall, IV
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                  Page 9 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank K. Bynum, Jr.
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

CUSIP No. 00003113V1                  13G                  Page 10 of 10 Pages

-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David I. Wahrhaftig
       ###-##-####

-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                      (a)[ ]
                                                                      (b)[ ]
-------------------------------------------------------------------------------
 3     SEC USE ONLY
-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               0
                         ------------------------------------------------------
       NUMBER OF          6    SHARED VOTING POWER
         SHARES                5,762,805 shares
      BENEFICIALLY
        OWNED BY
                         ------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER
         PERSON                0
          WITH
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                5,762,805 shares
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,762,805 shares
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                      [ ]
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       9.7%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN

                                  Schedule 13G


Item 1.

            (a)    Name of Issuer
                        AMF Bowling, Inc.

            (b)    Address of Issuer's Principal Executive Offices
                        8100 AMF Drive
                        Richmond, Virginia 23111

Item 2.

            (a)    Name of Person Filing
                        See Item 1 of the attached cover pages.

            (b)    Address of Principal Business Office

                        For Kelso Investment Associates V, L.P. (the
                   "Holder"), Kelso Equity Partners V, L.P. (the "Other Holder'), Joseph N. Schuchert, Frank T. Nickell, Michael B. Goldberg, George E. Matelich, Frank K. Bynum, Jr., Thomas Wall, IV, and David I Wahrhaftig:

                   c/o Kelso & Company
                   320 Park Avenue
                   New York, New York 10022


            (c)    Citizenship
                        See Item 4 of the attached cover pages.

            (d)    Title of Class of Securities
                        Common Stock (par value $.01 per share)

            (e)    CUSIP Number
                        00003113V1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)    ( )  Broker or Dealer registered under Section 15
                        of the Act
            (b)    ( )  Bank as defined in Section 3(a)(6) of the Act
            (c)    ( )  Insurance Company as defined in Section
                        3(a)(19) of the Act
            (d)    ( )  Investment Company registered under Section 8
                        of the Investment Company Act

            (e)    ( )  Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940
            (f)    ( )  Employee Benefit Plan, Pension Fund which is
                        subject to provisions of Employee Retirement
                        Income Security Act of 1974 or Endowment
                        Fund; see [Section] 240.13d-1(b)(1)(ii)(F)
            (g)    ( )  Parent Holding Company in accordance with
                        [Section] 240.13d-1(b)(ii)(G)
            (h)    ( )  Group, in accordance with [Section] 240.13d-
                        1(b)(1)(ii)(H).


            Not Applicable

Item 4.     Ownership

            (a)    Amount beneficially owned:

                   See Item 9 of the attached cover pages.

            (b)    Percent of class:

                   See Item 9 of the attached cover pages.

            (c)    Number of shares as to which filing person has:

                   (i) Sole power to vote or to direct the vote See Item 5 of the attached cover pages.

                   (ii) Shared power to vote or to direct the vote See Item 6 of the attached cover pages.

                   (iii) Sole power to dispose or to direct the disposition of
                              See Item 7 of the attached cover pages.

                   (iv) Shared power to dispose or to direct the disposition of
                              See Item 8 of the attached cover pages.

                        Joseph N. Schuchert, Frank T. Nickell, Michael B.
            Goldberg, George E. Matelich, Thomas R. Wall, IV, Frank K. Bynum, Jr., and David I. Wahrhaftig are the general partners of (i) the general partner of the Holder and (ii) the Other Holder, and share investment discretion with respect to the securities held by the Holder and the Other Holder. Pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, Messrs. Schuchert, Nickell, Goldberg, Matelich, Wall, Bynum and
            Wahrhaftig may be deemed to
                        be the beneficial owners of any shares of Common Stock
            owned by the Holder and the Other Holder. Messrs. Schuchert, Nickell, Goldberg, Matelich, Wall, Bynum and Wahrhaftig each expressly disclaims beneficial ownership of any such shares owned by the Holder and the Other Holder. None of Messrs. Schuchert, Nickell, Goldberg, Matelich, Wall, Bynum and Wahrhaftig share investment discretion with respect to securities held individually.



Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable

Item 8.     Identification and Classification of Members of a Group

            Not applicable

Item 9.     Notice of Dissolution of Group

            Not applicable

Item 10.    Certification

            Not applicable because the statement is filed pursuant to Rule 13d-1(c).

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated : February 13, 1998



                                    By:*_____________________________________
                                    Title:___________________________________
                                                Kelso Investment Associates
                                                V, L.P.

                                    By:*_____________________________________
                                    Title:___________________________________
                                                Kelso Equity Partners V, L.P.

                                    By:*_____________________________________
                                    Name:       Joseph S. Schuchert

                                    By:*_____________________________________
                                    Name:       Frank T. Nickell

                                    By:*_____________________________________
                                    Name:       George E. Matelich

                                    By:*_____________________________________
                                    Name:       Thomas R. Wall, IV

                                    By:*_____________________________________
                                    Name:       Frank K. Bynum, Jr.

                                    By:*_____________________________________
                                    Name:       Michael B. Goldberg

                                    By:*_____________________________________
                                    Name:       David I. Wahrhaftig

*By: /s/ James J. Connors, II
         James J. Connors, II
         Attorney-in-fact